Exhibit 3.2

AMENDMENT TO BYLAWS
COMPUWARE CORPORATION
May 22, 2014

The Bylaws of Compuware Corporation, as currently in effect, are hereby amended as set forth below.

1.	Article VI is hereby amended and restated in its entirety as follows:

Article VI
INDEMNIFICATION

Section 6.01. NON-DERIVATIVE ACTIONS. Subject to all of the other provisions of this Article VI, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent permitted by applicable law, (a) the expenses (including reasonable attorneys’ fees) incurred by a person to successfully enforce or establish rights to indemnification under this Section 6.01 shall be considered expenses incurred in connection with such action, suit or proceeding for purposes of this Article VI and (b) if a proceeding under this Section 6.01 against a director or officer includes a claim against one or more of such person’s affiliates, the Corporation shall also indemnify such affiliates if the related director or officer is or would be entitled to indemnification in such proceeding.

Section 6.02. DERIVATIVE ACTIONS. Subject to all of the provisions of this Article VI, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its shareholders. However, indemnification shall not be made for any claim, issue or matter in which such person has been found liable to the Corporation unless and only to the extent that the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred. To the extent permitted by applicable law, (a) the expenses (including reasonable attorneys’ fees) incurred by a person to successfully enforce or establish rights to indemnification under this Section 6.02 shall be considered expenses incurred in connection with such action, suit or proceeding for purposes of this Article VI, and (b) If a proceeding under this Section 6.02 against a director or officer includes a claim against one or more of such person’s affiliates, the Corporation shall also indemnify such affiliates if the related director or officer is or would be entitled to indemnification in such proceeding.

Section 6.03. EXPENSES OF SUCCESSFUL DEFENSE. To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.01 or 6.02 of these Bylaws, or in defense of any claim, issue or matter in the action, suit or proceeding, the Corporation shall indemnify such director or officer against actual and reasonable expenses (including attorneys’ fees) incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided by this Section 6.03.

Section 6.04. DEFINITIONS. For purposes of Article VI, (a) “other enterprises” shall include employee benefit plans; (b) “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) “serving at the request of the Corporation” shall include any service as a director, officer, employee, or agent of the Corporation which imposes duties on, or involves services by, the director or officer with respect to an employee benefit plan, its participants or beneficiaries; (d) a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner “not opposed to the best interests of the Corporation or its shareholders” as referred to in Sections 6.01 and 6.02; and (e) “affiliate” means a director’s or officer’s spouse and immediate family member(s).

Section 6.05. CONTRACT RIGHT; LIMITATION ON INDEMNITY. The right to indemnification conferred in this Article VI shall be a contract right, and shall apply to services of a director or officer as an employee or agent of the Corporation as well as in such person’s capacity as a director or officer. Except as otherwise expressly provided in this Article VI or to the extent a proceeding is required by applicable law to be brought by a director or officer, the Corporation shall have no obligation under this Article VI to indemnify any person in connection with any proceeding, or part thereof, initiated by such person without authorization by the Board of Directors.

Section 6.06. DETERMINATION THAT INDEMNIFICATION IS PROPER.

(a) Except as provided in Section 6.06(b) of these Bylaws or otherwise ordered by a court, any indemnification under Sections 6.01 or 6.02 of these Bylaws shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct provided by applicable law, and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. To the extent permitted by law, the standard of conduct shall be presumed to have been met and the burden of proof that indemnification is not appropriate shall be on the Corporation. The determination and evaluation shall be made in any of the following ways:

(1) by a majority vote of a quorum of the Board of Directors consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding;

(2) if a quorum cannot be obtained under clause (1), by a majority of the members of a committee designated by the Board of Directors consisting of two or more directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding;

(3) if the Corporation has one or more “independent directors” (as defined in Section 107(3) of the Michigan Business Corporation Act (“MBCA”)) who are not parties or threatened to be made parties to the action, suit or proceeding, by a unanimous vote of all such directors;

(4) by independent legal counsel in a written opinion, which counsel is selected by the Board or a committee as provided in clauses (1) or (2) above, or if a quorum cannot be obtained under clause (1) and a committee cannot be designated under clause (2), by the vote necessary for action by the Board in accordance with Section 3.08 of these Bylaws, in which authorization all directors may participate; or

(5) by the shareholders, but shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding may not be voted on the determination.

(b) To the extent that the Articles of Incorporation include a provision eliminating or limiting the liability of a director pursuant to MBCA Section 209, the Corporation may indemnify a director for the expenses and liabilities described below without a determination that the director has met the standard of conduct set forth in Sections 6.01 and 6.02, but no indemnification may be made except to the extent authorized in MBCA Section 564c, if the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the Corporation or its shareholders, violated MBCA Section 551, or intentionally violated criminal law. In connection with an action or suit by or in the right of the Corporation, as described in Section 6.02, indemnification under this Section 6.06(b) may be for expenses, including attorneys’ fees, actually and reasonably incurred. In connection with an action, suit or proceeding other than one by or in the right of the Corporation, as described in Section 6.02, indemnification under this Section 6.06(b) may be for expenses, including attorneys’ fees, actually and reasonably incurred, and for judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred.

Section 6.07. AUTHORIZATIONS OF PAYMENT.

Authorizations of payment under Sections 6.01 and 6.02 of these Bylaws shall be made in any of the following ways:

(a) by the Board of Directors:

(1) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of all such directors (a majority of whom shall for this purpose constitute a quorum);

(2) by a majority of the members of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding;

(3) if there are one or more “independent directors” (as defined in MBCA Section 107(3)) who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of all independent directors who are not parties or threatened to be made parties, a majority of whom shall constitute a quorum for this purpose; or

(4) if there are no “independent directors” and less than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by the vote necessary for action by the Board in accordance with Section 3.08 of these Bylaws, in which authorization all directors may participate; or

(b) by the shareholders, but shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding may not be voted on the authorization.

Section 6.08. PROPORTIONATE INDEMNITY. If a person is entitled to indemnification under Section 6.01 or 6.02 of these Bylaws for a portion of expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the Corporation shall indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

Section 6.09. EXPENSE ADVANCE AND ASSUMPTION OF DEFENSE.

(a) To the fullest extent permitted by applicable law, the Corporation shall pay or reimburse the reasonable expenses incurred by a person referred to in Sections 6.01 or 6.02 of these Bylaws who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if the person furnishes the Corporation a written undertaking executed personally to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct, if any, required by the MBCA for the indemnification of the person under the circumstances. Such undertaking shall be an unlimited general obligation of the person on whose behalf advances are made but need not be secured and may be accepted without reference to the financial ability of the person to make repayment. An evaluation of reasonableness of expenses under this Section 6.09 shall be made in the manner specified in Section 6.06 , and an authorization shall be made in the manner specified in Section 6.07 unless the advance is mandatory. The Corporation may make an authorization of advances with respect to a proceeding and a determination of reasonableness of advances or selection of a method for determining reasonableness in a single action or resolution covering an entire proceeding. However, unless the action or resolution provides otherwise, the authorizing or determining authority may subsequently terminate or amend the authorization or determination with respect to advances not yet made. The burden of proving that an advance of expenses is not appropriate shall be on the Corporation.

(b) Promptly after receipt by a director or officer of notice of the commencement of a proceeding against such person, such person shall, if a claim for indemnification with respect thereto is to be made by such person against the Corporation under this Article VI, notify the Corporation of such proceeding. The omission so to notify the Corporation will not relieve the Corporation from any liability which it may have to such person under this Article VI unless the Corporation’s ability to participate in the defense of such claim was materially and adversely affected by such failure.

(c) With respect to a proceeding of which the Corporation has notice pursuant to Section 6.09(b):

(i) Except as otherwise provided below, the Corporation shall, alone or jointly with any other indemnifying party, assume the defense thereof, with counsel reasonably satisfactory to such director or officer. From and after the Corporation's assumption of the defense of the proceeding, the Corporation shall not be liable to such director or officer under this Article VI for any expenses subsequently incurred by such person in connection with the defense of such proceeding.

(ii) Such director or officer shall have the right to employ his or her own counsel in the defense of the proceeding, but the cost of employing such counsel shall be at the expense of such director or officer unless (A) the employment of such counsel has been authorized by a majority of the directors of the Corporation, excluding such person, (B) such person shall have reasonably concluded, based on and consistent with a written opinion of counsel, that there may be a conflict of interest between the Corporation and such person in the conduct of the defense of the proceeding, or (C) the Corporation shall not yet have employed counsel to assume the defense of the proceeding, in each of which cases the expenses of such person shall be advanced by the Corporation pursuant to Section 6.09(a).

(d) The Corporation shall not be liable to indemnify such director or officer under this Article VI for any amounts paid in settlement of any proceeding affected without the Corporation's prior written consent, which consent shall be determined by majority vote of the Corporation's directors, excluding such person. The Corporation shall not settle any action or claim in any manner which would impose any penalty, limitation, expense or liability on such person without such person’s prior written consent, which consent shall not be unreasonably withheld.

Section 6.10. NON-EXCLUSIVITY OF RIGHTS. The indemnification or advancement of expenses provided under this Article VI is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the Corporation. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.
Section 6.11. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.12. FORMER DIRECTORS AND OFFICERS. The indemnification provided in this Article VI continues as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, personal representatives and administrators of such person.

Section 6.13. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have power to indemnify the person against such liability under these Bylaws or the laws of the State of Michigan. A determination by the Corporation not to purchase and maintain directors and officers liability insurance with coverage and limits at least as favorable to directors and officers as in effect as of April 30, 2014 (or any such later approval) shall be made only with the approval of the Board of Directors.

Section 6.14. CHANGES IN MICHIGAN LAW. In the event of any change of the Michigan statutory provisions applicable to the Corporation relating to the subject matter of this Article VI, then the indemnification to which any person shall be entitled hereunder shall be determined by such changed provisions, but only to the extent that any such change permits the Corporation to provide broader indemnification rights than such provisions permitted the Corporation to provide prior to any such change. Subject to Section 6.15, the Board of Directors is authorized to amend these Bylaws to conform to any such changed statutory provisions.

Section 6.15. AMENDMENT OR REPEAL OF ARTICLE VI. No amendment or repeal of this Article VI shall apply to or have any effect on any director or officer of the Corporation, or any of such person’s rights under this Article VI, for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Section 6.16. ENFORCEMENT OF RIGHTS. Any determination with respect to indemnification or payment in advance of final disposition under this Article VI shall be made promptly, and in any event within 30 days, after written request to the Corporation by the person seeking such indemnification or payment. If it is determined that such indemnification or payment is proper and if such indemnification or payment is authorized (to the extent such authorization is required) in accordance with this Article VI, then such indemnification or payment in advance of final disposition under this Article VI shall be made promptly, and in any event within 30 days after such determination has been made, such authorization that may be required has been given and any conditions precedent to such indemnification or payment set forth in this Article VI, the Articles of Incorporation or applicable law have been satisfied. The rights granted by this Article VI shall be enforceable by such person in any court of competent jurisdiction and, to the extent permitted by applicable law, the burden of proof in any such proceeding shall be on the Corporation.